Exhibit 99.1

Contact: Lon Baugh,Vice President, Investor Relations
                 Sterling Commerce, Inc.
                  (614) 793-7000


              STERLING COMMERCE ANNOUNCES SHARE INCREASE UNDER
                          STOCK REPURCHASE PROGRAM

Columbus, Ohio, August 16, 1999 - Sterling Commerce, Inc. (NYSE:SE), a leading worldwide provider of business-to-business electronic commerce software and services, today announced that its Board of Directors has approved an increase in the number of shares of outstanding common stock that may be acquired through its stock repurchase program from 15 million shares to 25 million shares. Since the inception of this program on March 1, 1999, the Company has repurchased approximately 14,128,500 shares of its common stock, which leaves approximately 10,871,500 shares which may be repurchased under the program. Under the program, purchases are made from time to time as market and business conditions warrant, in open market, negotiated or block transactions. Sterling Commerce currently has approximately 82,592,700 shares of common stock outstanding.

"Recent events have created an attractive opportunity to repurchase our shares," said Warner C. Blow, president and chief executive officer of Sterling Commerce. "The extension of the stock repurchase program reflects our confidence in the strength of Sterling Commerce's business-to-business E-commerce offerings as well as the Company's strategic growth initiatives focused on the Internet."

ABOUT STERLING COMMERCE

Sterling Commerce is recognized as the worldwide leader in providing Internet E-commerce solutions for the Global 5000 and their commerce communities. The company is one of 40 companies included in the Dow Jones Internet Services Index. The company is focused on providing E-commerce solutions through its COMMERCE, CONNECT and GENTRAN product families to address Extranet Management, Business Process Integration, Community Management, EC Communication Infrastructure and Outsourcing. Sterling Commerce has been providing E-commerce solutions for 25 years, and has 2,300 employees, 37 office locations and more than 40 distributors worldwide. With more than 45,000 customers worldwide, the company had 1998 revenues of more than $490 million.

For more information, visit www.sterlingcommerce.com.

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